Exhibit 10.1

Internet Capital Group

2006 Bonus Plan

The Board of Directors of Internet Capital Group, Inc. (together with its wholly-owned subsidiaries, the "Company") hereby establishes this 2006 Bonus Plan (this "Plan"). The purpose of the Plan is to advance the interests of the Company's stockholders by providing certain employees with bonus payments upon achievement of Company-specific 2006 goals and individual goals, as well as to help the Company attract and retain key employees. The Company's executive officers and other regular, full-time employees are eligible to participate in the Plan.

The Compensation Committee of the Company's Board of Directors (the "Committee") shall administer and interpret the Plan. All decisions and determinations of the Committee with respect to the Plan shall be final and binding on all parties.

The Company's 2006 goals include quantitative and qualitative goals. The relative weighting of each element of the Company-specific goals is described below.

Eighty percent of the bonus potential related to Company goals is tied to accomplishment of quantitative goals. Realization of a specified increase in the aggregate value of the Company's Core partner companies accounts for 50% of the potential bonus award. Achievement of a specified increase in the aggregate value of the Company's other assets accounts for a total of 10% of the potential bonus award. Twenty percent of the potential bonus award relates to the effective deployment of capital.

Twenty percent of the bonus is tied to execution against the following qualitative goals: (1) improvement in communicating the value of the Company's underlying assets, (2) building the ICG brand, (3) performance and effectiveness of partner company executives, (4) reaction to unforeseen market/business conditions and (5) overall execution of strategic initiatives.

Following the end of the Company's fiscal year, the Committee will evaluate the Company's 2006 performance and determine the extent to which the Company's 2006 goals and individual goals were achieved. Based upon this assessment, the Committee will award bonuses in accordance with the terms of this Plan.